SYNERGY BRANDS ANNOUNCES PLAN TO TRADE ON OTCQX MARKET

Expects $500,000 in Annual Savings:

Will delist from Nasdaq on 10/2/2009.

Synergy Brands, Inc. (NASDAQ:SYBR) Syosset, NY. September 2008.

Synergy Brands today announced that the Board has approved a relocation from Nasdaq to the OTCQX tier market and the deregistration of Synergy Brands. The Company plans to list its stock on the OTCQX market subject to listing approval. Synergy has been notified by Nasdaq of pending delisting because of the lack of the Company maintaining a $1 bid price, a criteria presently in this turbulent market that the Company feels is unrealistic as a standard of evaluation, and the failure perceived by the Company of recognition by Nasdaq of the Company's value together with what the Company feels are exorbitant expenses of remaining on Nasdaq, coupled with the additional applicable regulations related to Sarbanes Oxley compliance costs, both of which the Company could save, make it more attractive for Synergy to accept delisting and to deregister from mandated Exchange Act compliance and as an alternative to list and trade on the OTCQX market . Deregistration is subject to certain regulatory requirements toward which the Company is currently preparing to comply. Synergy believes that its current positive operating performance and positive cash flow and profit results have not been recognized by the markets and further believes that the NASDAQ market benefits do not justify the expenses associated with the listing. The company is projecting a savings of $500,000 annually that can be achieved for shareholders. Management further believes that the market it is choosing should continue to allow shareholders to seamlessly trade their shares while also continuing to receive the same basic financial information as is currently dispensed to all shareholders. The Company's official delisting date from Nasdaq will be October 2, 2008.


Mair Faibish, president of Synergy Brands, Inc. in statement said that "At a time when Synergy Brands, Inc. is experiencing rapid sales growth and operational profitability it is important that we do not consider a reverse split that would be required to remain on Nasdaq". He added that "We valued our Nasadq listing but believe that the regulatory cost saving is also a significant factor in reaching the decision to relocate our trading market to OTCQX" He further added that "Synergy can benefit from the OTCQX market and hopes that shareholder value can reach its potential in this rapidly evolving market". For more information on this market go to their website www.otcqx.com


Forward-looking statements:

This press release and Company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1994. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", "believe" and other derivations thereof and other words of similar meaning. In particular, these include, but are not limited to, statements reflecting the projected business activities and goals, revenues, earnings, non-GAAP measures of operations, profit and loss of the Company and associated costs. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks or uncertainties. For a description of many of these risks and uncertainties, please refer to the Company's filings with the U.S. Securities & Exchange Commission (ww.sec.gov) including Forms 10K and 10Q that can be found at www.sybr.com.

Contact:          Beverly Jedynak
                  Martin E. Janis & Company, Inc.
                  312-943-1123
                  bjedynak@janispr.com